Amedica Corporation Adds Giuseppe Pezzotti, PhD to its Scientific Advisory Board
Dr. Pezzotti to Present Webcast on September 15, 2015 highlighting Silicon Nitride Technology

SALT LAKE CITY, September 9, 2015 -- Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced the appointment of internationally renowned scientist Giuseppe Pezzotti, Ph.D. to its Scientific Advisory Board. Dr. Pezzotti will advise the Company on the scientific properties and clinical applications of silicon nitride, and assist Amedica in further developing its technology.

“As a highly-differentiated biomaterials company focused on silicon nitride, Amedica is delighted to welcome Dr. Pezzotti and share his passion and expertise in biomaterials science,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “The addition of Dr. Pezzotti to our Scientific Advisory Board will consolidate our niche in silicon nitride technology, and promote innovation, differentiation, and further development of a unique biomaterial platform. Professor Pezzotti’s previous work on silicon nitride has recently led to new insights into the surface nanostructure of silicon nitride, and why the material is so conducive toward bone cell proliferation, hydroxyapatite growth, possesses superior fracture toughness, and other attractive properties, when compared to other biomaterials used in skeletal reconstruction today. As the limitations of currently available biomaterials used in skeletal reconstruction are increasingly recognized, Amedica is positioned to offer the next generation of practical solutions to surgeons worldwide.”

“I look forward to working with Amedica to provide further validation of the uniqueness of silicon nitride as a biomaterial,” said Dr. Pezzotti, Director of the Ceramic Physics Laboratory and Professor in the Department of Chemistry and Materials Engineering at the Kyoto Institute of Technology. “The webcast next week will be the first of a series of public communications which will explain the foundations of Amedica’s scientific and commercial efforts. These activities will foster a worldwide network of collaborating universities, research centers, and private laboratories, to disseminate knowledge of silicon nitride bioceramics as the successor biomaterial to the legacy plastics, metals, and oxide ceramics used today.”

About Dr. Pezzotti
Giuseppe Pezzotti graduated summa cum laude from Rome University La Sapienza, Italy, and holds three doctoral degrees in Materials Engineering (Osaka University), Solid State Physics (Kyoto University), and Medical Sciences (Tokyo Medical University), all obtained in Japan, the country where he has lived for the past 28 years. From 2002 to 2012, Professor Pezzotti served as the director of the Research Institute for Nanoscience at the Kyoto Institute of Technology. Since 2005, he has been an adjunct professor at the Department of Orthopaedic Research at Loma Linda University, Loma Linda, CA. In 2009, he was honored with an invited professorship from the Department of Medical Engineering at Osaka University, and since 2010 has been a visiting professor in the Department of Molecular Cell Physiology at the Kyoto Prefectural University of Medicine. Professor Pezzotti has published about 570 scientific papers, 1 book as a single author, 13 book chapters, and holds 8 patents, including a world patent regarding nanoscale stress microscopy in the scanning electron microscope. He has licensed his intellectual properties to more than 20 major industrial firms around the world and has served as their consultant. His book entitled “Advanced Materials for Joint Implants” (published in 2013) has quickly become a landmark for scientists and medical doctors working in the field of joint arthroplasty. Among several international awards in 2013, Professor Pezzotti became a Fellow of the Academy of Science of the Bologna Institute in appreciation of his advanced Raman spectroscopic studies linking quantum mechanics to medical sciences. His research interests include micro- and nano-mechanics of biomaterials, with particular interest in the development of new spectroscopic techniques for quantitatively assessing wear degradation of artificial joints, stress distributions in bones, and synthetic hydroxyapatites.

Conference Call
The Company will hold a conference call and webcast to discuss the scientific and technical support on the physics, chemistry, and mechanical behavior of silicon nitride as a biomaterial in comparison with other biomaterials on September 15, 2015 at 6:30 p.m. Eastern Time. The Company invites all interested parties to join the call by dialing (855) 455-6055, any time after 6:20 p.m. Eastern Time on September 15th. The Conference ID number is 22966141. International callers should dial (484) 756-4308. A live audio webcast and replay of the call will be available through a link on the Company's web site, at http://investors.amedica.com/events.cfm.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica's future business operations and acceptance of its technology platform. Amedica's market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
IR@amedica.com